                                                                       EXHIBIT 1


                            UNDERWRITING AGREEMENT



                                                                 October 6, 1999


ELECTRONIC DATA SYSTEMS CORPORATION
5400 Legacy Drive
Plano, Texas 75024

Dear Sirs and Mesdames:

     We (the "Manager") are acting on behalf of the underwriter or underwriters (including ourselves) named below (such underwriter or underwriters being herein called the "Underwriters"), and we understand that Electronic Data Systems Corporation, a Delaware corporation (the "Company"), proposes to issue and sell U.S.$500.0 million of its 6.850% Notes due 2004 (the "2004 Notes"), U.S.$700.0
million of its 7.125% Notes due 2009 (the "2009 Notes") and U.S.$300.0 million of its 7.450% Notes due 2029 (the "2029 Notes" and, together with the 2004 Notes and the 2009 Notes, the "Offered Securities"). The Offered Securities will be issued pursuant to the provisions of an Indenture (as supplemented and otherwise amended, the "Indenture") dated as of August 12, 1996, between the Company and Chase Bank of Texas, National Association, as trustee (formerly Texas Commerce Bank, National Association) (the "Trustee"), as supplemented with respect to the Offered Securities by the First Supplemental Indenture to be dated as of October 12, 1999, between the Company and the Trustee.

     All provisions contained in the document entitled "Electronic Data Systems Corporation Underwriting Agreement Standard Provisions (Debt Securities)" dated October 6, 1999, a copy of which is attached hereto (the "Standard Provisions"), are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in the Standard Provisions is otherwise defined herein, the definition set forth herein shall control, (ii) all references in the Standard Provisions to a type of security that is not an Offered Security (including Contract Securities and Offered Securities in bearer form) shall not be deemed to be a part of this Agreement,
(iii) all references in the Standard Provisions to a type of agreement that has not been entered into in connection with the transactions contemplated hereby (including Delayed Delivery Contracts) shall not be deemed to be a part of this Agreement, and (iv) to the extent that any term or provision contained herein expressly modifies or supersedes any term or provision set forth in the Standard Provisions, such term or provision of the Standard Provisions shall be deemed to be incorporated herein as so modified or superseded.

     1.   Purchase and Sale.  Subject to, and in reliance upon, the terms and
          -----------------
conditions set forth or incorporated by reference herein, the Company hereby agrees to sell to the several Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company, (a) at a purchase price of 99.299% of the principal amount thereof, the principal amount of the 2004 Notes set forth opposite such Underwriter's name below, (b) at a purchase price of 99.250% of the principal amount thereof, the principal amount of the 2009 Notes set forth opposite such Underwriter's name below, and (c) at a purchase price of 98.625% of the principal amount thereof, the principal amount of the 2029 Notes set forth opposite such Underwriter's name below:

                                                  Principal       Principal       Principal
                                                  Amount          Amount          Amount
            Underwriter                           of 2004 Notes   of 2029 Notes   of 2009 Notes
            -----------                           -------------   -------------   -------------
Merrill Lynch, Pierce, Fenner & Smith              $212,500,000    $297,500,000    $127,500,000
     Incorporated............................

Salomon Smith Barney Inc.....................       212,500,000     297,500,000     127,500,000

Banc of America Securities LLC...............        12,500,000      17,500,000       7,500,000

Chase Securities Inc.........................        12,500,000      17,500,000       7,500,000

Credit Suisse First Boston Corporation.......        12,500,000      17,500,000       7,500,000

Goldman, Sachs & Co..........................        12,500,000      17,500,000       7,500,000

J.P. Morgan Securities Inc...................        12,500,000      17,500,000       7,500,000

Morgan Stanley & Co. Incorporated............        12,500,000      17,500,000       7,500,000
                                                   ------------    ------------    ------------

     Total...................................      $ 500,00,000    $700,000,000    $300,000,000
                                                   ============    ============    ============

     2    Payment and Delivery.  Payment and delivery of the Offered Securities
          --------------------
shall be made at 10:00 a.m., (New York City time) on October 12, 1999 (or such later date not later than three (3) business days after such date as the Manager shall designate), which date and time may be postponed by agreement between the Manager and the Company or as provided in Section 10 of the Standard Provisions (such date and time of delivery and payment for the Offered Securities being herein called the "Closing Date"). Delivery of the Offered Securities shall be made to the Manager for the respective accounts of the several Underwriters against payment by the several Underwriters through the Manager of the purchase price thereof to or upon the order of the Company by wire transfer and payable in Federal (same day) funds to an account specified by the Company. Delivery of the Offered Securities shall be made through the facilities of The Depository Trust Company, Euro-clear or Cedelbank unless the Manager shall otherwise instruct.

     3    Terms.  The Offered Securities shall have the terms set forth in the
          -----
Prospectus dated August 14, 1996, and the Prospectus Supplement dated October 6, 1999 (the "Prospectus Supplement"), including without limitation the following:

          (a)  Terms of 2004 Notes

               Maturity Date:  October 15, 2004

               Interest Rate:    6.850% per annum

               Redemption Provisions: The Company will have the right to redeem the 2004 Notes, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the 2004 Notes to be redeemed. The redemption price will be equal to the greater of (1) 100% of the principal amount of the 2004 Notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined in the Prospectus Supplement), of the present values of the principal amount of the 2004 Notes to be redeemed and the remaining scheduled payments of interest thereon for the Remaining Life (as defined in the Prospectus Supplement) discounted from the scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus Supplement) plus 10 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

               Interest Payment Dates:  April 15 and
                                        October 15 commencing
                                        April 15, 2000

               Form and Denomination: One or more full registered global notes to be deposited with The Depository Trust Company, as the securities depositary, and registered in the name of Cede & Co., its nominee. Interest in the global notes will be delivered to investors in registered book-entry form through The Depository Trust Company, Euro-clear or Cedelbank. The 2004 Notes may be issued in definitive form in the limited circumstances described in the Prospectus Supplement.

          (b)  Terms of 2009 Notes

               Maturity Date:  October 15, 2009

               Interest Rate:    7.125% per annum

               Redemption Provisions: The Company will have the right to redeem the 2009 Notes, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the 2009 Notes to be redeemed. The redemption price will be equal to the greater of (1) 100% of the principal amount of the 2009 Notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined in the Prospectus Supplement), of the present values of the principal amount of the 2009 Notes to be redeemed and the remaining scheduled payments of interest thereon for the Remaining Life (as defined in the Prospectus Supplement) discounted from the scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus Supplement) plus 15 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

               Interest Payment Dates:  April 15 and
                                        October 15 commencing
                                        April 15, 2000

               Form and Denomination: One or more full registered global notes to be deposited with The Depository Trust Company, as the securities depositary, and registered in the name of Cede & Co., its nominee. Interest in the global notes will be delivered to investors in registered book-entry form through The Depository Trust Company, Euro-clear or Cedelbank. The 2009 Notes may be issued in definitive form in the limited circumstances described in the Prospectus Supplement.

          (c)  Terms of 2029 Notes

               Maturity Date:  October 15, 2029

               Interest Rate:    7.450% per annum

               Redemption Provisions: The Company will have the right to redeem the 2029 Notes, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the 2029 Notes to be redeemed. The redemption price will be equal to the greater of (1) 100% of the principal amount of the 2029 Notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined in the Prospectus Supplement), of the present values of the principal amount of the 2029 Notes to be redeemed and the remaining scheduled payments of interest thereon for the Remaining Life (as defined in the Prospectus Supplement) discounted from the scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Prospectus Supplement) plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

               Interest Payment Dates:  April 15 and
                                        October 15 commencing
                                        April 15, 2000

               Form and Denomination: One or more full registered global notes to be deposited with The Depository Trust Company, as the securities depositary, and registered in the name of Cede & Co., its nominee. Interest in the global notes will be delivered to investors in registered book-entry form through The Depository Trust Company, Euro-clear or Cedelbank. The 2029 Notes may be issued in definitive form in the limited circumstances described in the Prospectus Supplement.

     4    Representations and Warranties.  In addition to the representations,
          ------------------------------
warranties and agreements made by the Company pursuant to Section 1 of the Standard Provisions, the Company represents and warrants to and agrees with each of the Underwriters that:

          (d) The Company and each "significant subsidiary" of the Company (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act) have been duly incorporated, are validly existing as corporations in good standing under the laws of the jurisdictions of their incorporation, have the corporate power and authority to own their respective properties and to conduct their respective businesses as currently conducted and are duly qualified to transact business and are in good standing in each jurisdiction in which the conduct of their respective businesses or their ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          (e) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any agreement or other instrument binding upon the Company or any of its subsidiaries, except for such defaults as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Offered Securities will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as whole, or any judgment, order or decree, of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Offered Securities, except such as may be required by the securities or Blue Sky Laws of the various states and foreign jurisdictions in connection with the offer and sale of the Offered Securities.

          (f) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not so described (or a description of which is not incorporated therein by reference) or of any contract or other document that is required to be described in the Registration Statement or the Prospectus or to be filed or incorporated by reference as exhibits to the Registration Statement that are not described, filed or incorporated as required.

     5    Conditions to the Underwriters' Obligations.  In addition to the
          -------------------------------------------
conditions set forth in Section 5 of the Standard Provisions, the several obligations of the Underwriters under this Agreement are subject to the following conditions:

          (g) The Offered Securities shall have been approved for listing on the Luxembourg Stock Exchange, subject only to official notice of issuance.

          (h) Notwithstanding the terms and provisions set forth in Section 5(c) of the Standard Provisions, Section 5(c) of the Standard Provisions is hereby modified to the extent necessary to provide that the Underwriters shall have received on the Closing Date (i) an opinion of D. Gilbert Friedlander, General Counsel of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters, covering the matters referred to in subparagraphs (i), (ii), (iii), (v), (vi),
     (vii), (viii) and (x) of Section 5(c) of the Standard Provisions; and (ii) an opinion of Baker & Botts, L.L.P., dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters, covering the matters referred to in subparagraph (ix) of Section 5(c) of the Standard Provisions. The opinion of D. Gilbert Friedlander shall state that, with respect to those matters referred to in subparagraphs (iii) and (v) of
     Section 5(c) of the Standard Provisions and which are governed by the laws of the State of New York, such opinion is made in reliance upon an opinion with respect to such matters rendered to the Company by Baker & Botts, L.L.P.; provided that such opinion of Baker & Botts, L.L.P. is in form and substance reasonably satisfactory to the Underwriters and a copy of such opinion is attached to the opinion of D. Gilbert Friedlander and delivered to the Underwriters at the Closing.

          (i) In addition to the letter described to in Section 5(e) of the Standard Provisions, the Underwriters shall have received on the date of this Agreement a letter, dated the date of this Agreement, in form and substance satisfactory to the Underwriters, from the Company's independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Prospectus.

     6    Covenants of the Company.  In addition to the covenants of the Company
          ------------------------
set forth in Section 6 of the Standard Provisions, and in further consideration of the agreements of the Underwriters contained in this Agreement, the Company covenants with each Underwriter as follows:

          (j) To use its best commercial efforts to receive approval for listing of the Offered Securities on the Luxembourg Stock Exchange, and to pay all fees, expenses and disbursements incident to the listing of the Offered Securities on the Luxembourg Stock Exchange.

     7    Covenants of the Underwriters. The following shall supersede Section 7
          -----------------------------
of the Standard Provision in its entirety:

     "Covenants of the Underwriters.  Each of the Underwriters, severally and
      -----------------------------
     not jointly, represents and agrees with the Company that:

          (k) It will comply with all applicable laws and regulations in force in any jurisdiction outside of the United States in which it purchases, offers, sells or delivers the Notes or possesses or distributes the Prospectus Supplement and the accompanying Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction outside of the United States to which it is subject or in which it makes such purchases, offers or sales;

          (l) It has not offered or sold, and will not offer or sell, any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted, and will not result in, an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (m) It has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on; and

          (n) It has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom."

     8    Termination.  The following paragraph shall supersede Section 9 of the
          -----------
Standard Provisions in its entirety:

          Termination.  This Agreement shall be subject to termination by notice
          -----------
          given by the Manager to the Company, if (a) after the execution and delivery of the Underwriting Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by the New York Stock Exchange or the Luxembourg Stock Exchange, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market,
          (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, (iv) there shall have occurred any outbreak or escalation of hostilities or any calamity or crisis or any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls and (b) in the case of any of the events specified in clauses (a)(i) through (iv), such events would, in the judgment of the Manager, be likely to prejudice materially the success of the offering and distribution of the Offered Securities or dealings in the Offered Securities in the secondary market.

              [The remainder of this page is intentionally blank]

                  [SIGNATURE PAGE TO UNDERWRITING AGREEMENT]
                  ------------------------------------------



          Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.


                              Very truly yours,

                              MERRILL LYNCH, PIERCE, FENNER &
                                    SMITH INCORPORATED
                              SALOMON SMITH BARNEY INC.
                              BANC OF AMERICA SECURITIES LLC
                              CHASE SECURITIES INC.
                              CREDIT SUISSE FIRST BOSTON CORPORATION
                              GOLDMAN, SACHS & CO.
                              J.P. MORGAN SECURITIES INC.
                              MORGAN STANLEY & CO. INCORPORATED

                              Acting severally on behalf of themselves and the several Underwriters named herein


                              By:  MERRILL LYNCH, PIERCE, FENNER &
                                   SMITH INCORPORATED


                              By:  /S/ GEOFFREY T. BLYTHE
                              Name:  GEOFFREY T. BLYTHE
                              Title:  VICE PRESIDENT

Accepted:

ELECTRONIC DATA SYSTEMS CORPORATION


By:  /S/ D. GILBERT FRIEDLANDER
Name:  D. GILBERT FRIEDLANDER
Title:  SENIOR VICE PRESIDENT

                                      S-1